Exhibit 99.1

Qumu Closes $8 Million Credit Agreement

Minneapolis, MN – October 25, 2016 – Qumu Corporation (NASDAQ: QUMU) today announced that on October 21, 2016 it closed an $8 million credit agreement with Hale Capital Partners, LP. The credit agreement provides an $8 million term loan drawn at close, with principal due on October 21, 2019 and interest set at prime plus 6% payable monthly. The credit agreement includes a detachable 10-year warrant to purchase 314,286 shares of the company’s common stock at an exercise price of $2.80 per share. The company intends to use the term loan for general corporate purposes.

“The proceeds from the credit agreement strengthen our balance sheet as we execute our business plan. This includes advancing our market leadership as we continue to provide the best enterprise video content management solutions and services to our customers and to the Global 5000 market while we transition to more recurring revenue over time,” said Vern Hanzlik, president and CEO of Qumu. “That we were able to raise capital without the full dilitutive impact of an equity offering was also very important to us.”

The foregoing description of the credit agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is included as Exhibit 10.1 to the Form 8-K to be filed by the Company today.

About Qumu Corporation

Qumu (NASDAQ: QUMU)’s enterprise-wide video platform helps businesses create, manage, secure, deliver and measure the success of their videos. Qumu's innovative solutions release the power in video to engage and empower employees, partners and clients. The world’s largest companies realize the greatest possible value from video they create and publish using Qumu. Whatever the audience size, viewer device or network configuration, Qumu solutions are how business does video. www.qumu.com

About Hale Capital Partners

Hale Capital Partners is a private growth equity fund focused on partnering with talented management teams to achieve remarkable corporate transformations that benefit all stakeholders including employees, customers, and our investors. In everything we do, we commit to making a positive difference in the lives of those we touch, and in doing so, to generating compelling investment returns. We focus on transformational opportunities with small and microcap public companies because we believe the market to be inefficient, poorly understood, and under-penetrated by professional investment firms.

Investor Contact:

Peter J. Goepfrich, Chief Financial Officer
Qumu Corporation
+1-612-638-9096